Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Equity Incentive Plan and the 2015 Employee Stock Purchase Plan of GoDaddy Inc. of our reports dated February 17, 2022, with respect to the consolidated financial statements of GoDaddy Inc., and the effectiveness of internal control over financial reporting of GoDaddy Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Phoenix, Arizona
May 9, 2022